UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 26, 2024

Principal Credit Real Estate Income Trust
(Exact name of registrant as specified in its charter)

Maryland	000-56670	99-3313328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

711 High Street Des Moines, Iowa	50392
(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 787-1621
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.     Entry into a Material Definitive Agreement.
On November 26, 2024, Principal Credit Real Estate Income Trust (the “Company”), entered into a revolving credit facility agreement (as it may be amended from time to time, the “Credit Agreement) with JPMorgan Chase Bank, N.A. ("JPM"), as administrative agent and lender, sole bookrunner and sole lead arranger. The borrowers under the Credit Agreement are the Company and any additional subsidiary borrowers as may be approved with JPM’s consent from time to time (the “Borrowers”).
The Credit Agreement provides for revolving loans of up to a maximum aggregate availability of $100 million. The Company's obligations under the Credit Agreement are secured by outstanding capital commitments of Principal Life Insurance Company (“Principal Life”) and an unaffiliated insurance company (together with Principal Life, the "Anchor Investors"). The Credit Agreement may be increased to an amount not to exceed $150,000,000, subject to the consent of JPM and other customary conditions. In addition, at no time may the outstanding obligations under the Credit Agreement exceed 90% of the total uncalled capital commitments of certain eligible investors, subject to any applicable concentration limits. The Borrowers are permitted to borrow under the Credit Agreement for any purpose permitted under the Borrowers’ constituent documents. Borrowings are required to be repaid within twelve (12) months of issuance per the terms of the Credit Agreement. The maturity date of the Credit Agreement is November 25, 2025, which may be extended upon the Company’s request to May 26, 2026, subject to the consent of JPM and other customary conditions.
Advances under the Credit Agreement generally bear interest at a rate per annum equal to one-month Term SOFR plus 2.15% plus a spread adjustment of 0.10%. The Company pays a commitment fee on a quarterly basis to each lender on the daily unused amount of its commitment at a rate per annum of (x) 0.35% when the aggregate principal unused portion of the Credit Agreement is greater than fifty percent (50%) or (y) 0.25% when the aggregate principal unused portion of the Credit Agreement is equal to or less than fifty percent (50%). In connection with the issuance of any letter of credit under the Credit Agreement, the Company is obligated to pay (i) a fronting fee to JPM in an amount agreed to between JPM and the Company and (ii) a participation fee on the daily maximum amount available to be drawn under each letter of credit at a rate per annum equal to the rate applicable to Term SOFR borrowings. As consideration for JPM’s commitments under the Credit Agreement, the Company has also paid an upfront fee in an amount agreed to between JPM and the Company.
The Credit Agreement contains various restrictions and covenants applicable to the Company. Among other requirements, the Company may not exceed certain debt limitations and must ensure certain minimum capital contribution amounts from the Investors.
The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then JPM may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or the Adviser becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Principal Credit Real Estate Income Trust

By:	/s/ Brian Riley
	Name:	Brian Riley
	Title:	Chief Financial Officer
Date: December 3, 2024